Exhibit 10.2

SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

This Agreement and Full Release of Claims (the “Agreement”) is made and entered into as of the 26th day of June, 2013, between Ramdas Rao (“you”) and Ambient Corporation (“Ambient” or “the Company”).  In consideration for good and valuable consideration, the sufficiency of which is hereby acknowledged, and the parties’ execution of this Agreement and the promises and covenants contained herein, you and Ambient hereby agree as follows:

1. You voluntarily resigned from Ambient effective as of July 1 (the “Termination Date”).  You will be paid your regular salary through the Termination Date, less applicable statutory deductions.  You will be paid for any accrued but unused vacation days.  Your group health insurance provided by Ambient will continue until and including June 30, 2013.  After that time, your benefits will cease, unless you reinstate your health benefits pursuant to COBRA.  You will be notified about your COBRA rights and obligations under separate cover.

2. Consideration: In consideration of your execution of this Agreement without revocation in accordance with Paragraph 14 below, and your fulfillment of the promises made herein, you will receive the following benefits:

a. Six (6) months of severance payable in accordance with the Company’sregular payroll (“Severance Period”).  Such payments will begin on the firstregular pay day after expiration of the Revocation Period without revocation. Severance payments will be based on your current salary of $255,000.  However, in the event that during the Severance Period, Ambient is acquired by an unrelated third party, whether by means of a merger, consolidation or sale of all or substantially all of Ambient’s assets, and the final closing of such acquisition (“Final Closing”) occurs during the Severance Period, your severance payments from the Final Closing for the remainder of the Severance Period will be based on your pre-May 31, 2013 salary of $300,000.

b. During the Severance Period, the Company will continue to pay the sameamount in medical insurance premiums towards your COBRA coverage -- ifyou elect COBRA coverage -- that it was paying as of your TerminationDate.

c. In connection with the shares of common stock that the Company issued toyou in lieu of cash salary in 2002 that are subject to restrictions on transfer,the Company agrees to remove (or cause the removal of) such restrictions on transfer to permit your sale of such shares in compliance with applicable securities laws, but only in periods that are not “Blackout Periods” under the Company’s insider trading policy.

d. Notwithstanding the termination of your employment, the stock optionsgranted to you shall continue to vest (on their scheduled vesting withoutacceleration) through December 31, 2013 (at which time any furthervesting shall cease), and stock options vested through that date may be exercised until June 30, 2014, except that the options expiring on January 26, 2014 will expire on January 26, 2014 if not exercised by January 26, 2014.  Notwithstanding the foregoing, if there is a “Change of Control” as defined in the Company’s 2000 Stock Incentive Plan prior to December 31, 2013, all unvested options shall vest and be treated in the same manner as stock options of other holders thereof, subject to final expiration on June 30, 2014.

e. Other than as set forth in this Paragraph 2 and in Paragraph 4 below, youwill not receive -- and you acknowledge that you are not entitled to receive-- any additional payments or benefits of any kind from Ambient or anyReleasee (as defined in Paragraph 5 below), and you agree that such payments fully satisfy any and all obligations that Ambient or any Releasee has to you.  You acknowledge that you would not be entitled to receive the payments and benefits specified in this Paragraph 2 absent your execution of this Agreement and the fulfillment of the promises made herein.

3. Cooperation/Consulting:  In consideration of the payments and benefits provided to you in Paragraph 2 above, you agree to provide the following consulting services to the Company from now through the end of December 2013 (“Consulting Period”).  Your Company email account will remain open through the end of the Consulting Period, unless the Company determines that your consulting services will terminate at an earlier date.

a. Make yourself available for up to twenty (20) hours per month, as needed and as requested by management, at reasonable times, to remain a resource for existing managers and employees, including by: (i) collaborating with David Masters and other senior Ambient executives on the Company’s current technology programs and developments; (ii) providing such other services that assist in the development and commercialization of the Company’s technology platform as may be reasonably requested by the Company; and (iii) cooperating with all Ambient executives as reasonably directed by John Joyce;

b. Travel with management to Paris during the week of June 24, 2013 for a previously scheduling meeting with EDF as part of the Company’s effort to obtain this new customer account; and

c. Make one trip on a date in July or August 2013 that is mutually agreeable to you and the Company to Duke Energy in Charlotte, North Carolina.

4. Expense Reimbursement:  The Company agrees to reimburse you for any reasonable business expenses you incur during your employment or will incur during the Consulting Period (subject to submission of appropriate substantiation in accordance with Company procedures).

5. References:  The Company shall direct all requests for references from any potential future employers or other third parties to _ Michael Quarella, COO  or John J. Joyce, CEO, who shall provide a mutually agreed positive reference including the dates of your employment, your title, and description of your duties and responsibilities.

6. Release by you: In consideration of Ambient’s execution of this Agreement and of the payments and benefits provided for above, which you acknowledge is adequate consideration, on behalf of yourself and your representatives, heirs, executors, administrators, agents, successors and assigns, you hereby irrevocably and unconditionally waive, release, and forever discharge and covenant not to sue Ambient its respective past and present parents, subsidiaries, affiliates, and divisions, and each of their respective past and present officers, directors, members, managers, partners, stockholders, agents, employees, representatives, predecessors, successors and assigns, in each of their individual, corporate, and other capacities (collectively with Ambient, the “Releasees”), from any and all claims, liabilities and causes of action of any kind which you ever had, now have or hereafter may have against Ambient or any Releasee by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the full execution of this Agreement, whether known or unknown to you and including, but not limited to, all claims arising out of any matters or things relating to any services you provided to any Releasee, based upon any contract, whether express or implied, oral or written, tort or public policy, claim for costs, fees or expenses, or any allegation of illegal employment practices, defamation or breach of any federal, state or local fair employment practice, equal opportunity law or wage and hour law, as amended, including but not limited to the Age Discrimination of Employment Act of 1967, National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Fair Credit Reporting Act; and the Consolidated Omnibus Budget Reconciliation Act.

Notwithstanding the foregoing, your release of the Company does not include and will not preclude: (a) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension plans; (c) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (d) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (e) claims for unemployment compensation; (f) any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which you and the Company are held jointly liable; and/or (i) any rights you may have pursuant to the Company’s insurance coverage for directors and officers.

You covenant and agree that you will not assert any claim or initiate any legal or other action against any Releasee with respect to any matter covered by the foregoing release. You acknowledge and agree that if you or any of your representatives, heirs, executors or administrators should hereafter make against any Releasee any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, this Section may be raised as a complete bar to any such action, claim or proceeding.  Unless prohibited by law, the applicable Releasee may recover from you all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement.  Nothing herein is intended to prevent you from enforcing this Agreement.

You acknowledge that certain states provide that a general release of claims does not extend to claims which the person executing the release does not know or suspect to exist in his/her favor at the time of executing the release which, if known, may have materially affected his/her entering into this Agreement.  Being aware that such statutory protection may be available to you, you expressly, voluntarily and knowingly waive any arguable benefit or protection from any such statute in executing this Agreement, known or unknown.

 7.Release by the Company:  In consideration of your execution of this Agreement, which the Company acknowledges is adequate consideration, on behalf of itself, its successors, affiliates and assigns, the Company hereby irrevocably and unconditionally waives, releases, and forever discharges and covenants not to sue you, from any and all claims, liabilities and causes of action of any kind which it ever had, now has or hereafter may have against you by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the full execution of this Agreement, whether known or unknown to the Company.

The Company covenants and agrees that it will not assert any claim or initiate any legal or other action against you with respect to any matter covered by the foregoing release. The Company acknowledges and agrees that if it or its successors, affiliates or assigns should hereafter make against you any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this Agreement, this Section may be raised as a complete bar to any such action, claim or proceeding.  Unless prohibited by law, you may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by this Agreement.

8. Confidentiality and Non-Competition Agreement.  You have previously executed the Employee Confidentiality and Non-Competition Agreement annexed hereto as Exhibit A (“NDA”), which shall be incorporated by reference into this Agreement and made a part hereof.  All references herein to this Agreement shall be construed to include Exhibit A.  You acknowledge and reaffirm your continuing obligations thereunder.  You understand that continued compliance with the NDA is a condition to your receipt of payments and benefits under this Agreement.

9. Section 409A.  All benefits hereunder are intended to be paid solely on account of a  separation pay plan as specified in this Agreement due to your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to be excludible from the requirements of Code Section 409A, either as separation pay amounts or as a short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of your separation from service) to the maximum possible extent.  Any reimbursements or in-kind benefits provided during your employment or through the end of the Consulting Period under this Agreement shall be made or provided to you as part of said separation pay plan and shall be excludible from the requirements of Section 409A of the Code pursuant to the exception from 409A of the Code for such reimbursement and in-kind benefits that are furnished as part of said separation pay plan, and in all events such reimbursement or benefit shall be paid to you, or on your behalf, no later than March 15 of the calendar year following the calendar year of your separation from service,.  Furthermore, nothing herein shall be construed as a guarantee of any particular tax treatment to you.

10. Non-Admission and No Wrongdoing.  Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company and Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.  The Company and Releasees expressly deny any wrongdoing of any kind in regard to your employment or your termination.  Further, by signing this Agreement you acknowledge that you are not aware of any wrongdoing or violation of any law, statute, regulation or policy by the Company and Releasees and this Agreement is being entered into voluntarily and solely for the purpose of amicably resolving all matters concerning the termination of your employment.

11. Company Property.  You represent that on or before December 31, 2013, you will  return to the Company any and all Company property in your possession in good working order, ordinary wear and tear excepted, including, but not limited to: company vehicles; credit cards; equipment (including, without limitation, computer equipment); supplies; samples; prototypes; keys; and documents such as financial reports, manufacturing data, client lists, customer and vendor information, price lists, phone listings, and equipment lists you have in your possession or under your control belonging to the Company and Releasees or containing confidential or proprietary information concerning the Company and Releasees or their customers or operations (“Company Information”).  You warrant that you have not retained, or delivered to any person or entity copies of Company Information or permitted any copies of Company Information to be made by any other person or entity.

12. Confidentiality.  This Agreement, its terms and the negotiations leading up to the execution of this Agreement are confidential and you agree not disclose any such information to any third party except in strict confidence to your accountant, attorney, spouse, or significant other, or as required by law.  Notwithstanding the terms of this provision, the tax treatment and tax structure of the terms of this Agreement may be reported and disclosed in a manner consistent with all federal, state and local tax laws.

13. Entire Agreement/No Modifications/Termination of Employment Agreement.  This Agreement, in addition to the NDA, fully supersedes any and all prior agreements, representations or understandings, written or oral between the parties, including but not limited to, the subject matter of this Agreement or any related matter.  This Agreement may only be amended by a writing signed by the parties to this Agreement.  All existing employment agreements between Employee and the Company, whether oral or written, other than the NDA, are hereby terminated.

14. Governing Law:  This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts (without regard to the conflict of laws rules thereof that would require the application of the laws of another state).

15. Assignment:  This Agreement shall inure to the benefit of and shall be binding upon you and your executors, administrators, heirs and legal representatives.  You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and any attempt to do so shall be void.

All severance pay payable to you under this Agreement shall be payable to your estate in the event of your death.  The Company’s obligations under this Agreement shall extend to its successors and assigns.  This Agreement shall terminate upon your death, except that all stock options, warrants and stock appreciation rights granted by Ambient to you under any plan or otherwise prior to the date of your death, shall become vested, accelerate and become immediately exercisable by your estate for a period of six (6) months from the date of your death. In the event you owned or were entitled to receive any unregistered securities of Ambient, then Ambient must use its reasonable best efforts to effect the registration of all such securities as soon as practical, and your estate shall then have six (6) months after the effective date of the registration statement to exercise said options for the previously unregistered securities.

16. Revocation Period.  YOU ACKNOWLEDGE THAT YOU MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER ITS EXECUTION (THE “REVOCATION PERIOD”). ANY REVOCATION WITHIN THIS REVOCATION PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND MUST STATE “I HEREBY REVOKE MY ACCEPTANCE OF MY SEPARATION AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE MAILED OR SENT BY FACSIMILE TO ABRAHAM KIMELMAN, FAX NO. (617) 332-7260, AND RECEIVED BY THE COMPANY PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.  YOU UNDERSTAND THAT YOU WILL NOT RECEIVE THE PAYMENTS SPECIFIED IN PARAGRAPH 2 OF THE AGREEMENT UNTIL AFTER THE REVOCATION PERIOD ELAPSES, AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE REVOCATION PERIOD HAS EXPIRED.

You specifically acknowledge the following:

1. You had 21 days to consider this Agreement;

2. You have read this entire Agreement including the full release of claims and fully understand its terms;

3. You were advised in writing to consult with an attorney prior to signing this Agreement and were given an opportunity to review this Agreement with an attorney;

4. You are voluntarily entering into this Agreement knowingly of your own free will and without undue influence or stress;

5. The waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967 as amended;

6. You have not waived any rights after the date that you execute this Agreement;

7. You would not otherwise be entitled to the payments and benefits and other considerations provided by this Agreement;

8. The Agreement provides you with a period of seven (7) days following the execution of this Agreement to revoke the Agreement, as explained herein inParagraph 14; and

9. The Agreement will not become effective until the eighth day following execution by you of this Agreement.

If you sign this Agreement prior to the expiration of the twenty-one (21) days given to consider the Agreement, you do so voluntarily and of your own free will.

PLEASE READ CAREFULLY.  THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ambient Corporation

By:	/s/ John J. Joyce	Date: June 26, 2013
John J. Joyce

	/s/ Ramdas Rao	Date: June 26, 2013
Ramdas Rao